Exhibit 99.1

GlobalSCAPE Grows Revenue 67% and Net Income 100% in 2007

SAN ANTONIO, TEXAS, March 26, 2008 — GlobalSCAPE, Inc. (AMEX: GSB) a leading developer of file centric software for the Internet, announced its financial results today for the year ended December 31, 2007.

Revenues for the year ended 2007 were $18,360,000 compared to $10,974,000 for the year ended 2006, which is a 67% increase. Net income for 2007 was $3,922,000, or $0.21 per share, compared to $1,962,000 in 2006, or $0.12 per share. This is a 100% increase in net income and a 75% increase in earnings per share for the year.

Kelly E. Simmons, GlobalSCAPE’s Chief Financial Officer, stated “While these results are outstanding by any measure, we have witnessed a slow down in our growth over recent months that requires us to speak with caution about 2008. We believe that revenue in our core business will remain steady in a range of $4.0 million to $4.5 million per quarter for the next three quarters. By the fourth quarter of this year, we will have introduced some new products that should bring us out of this cycle. We will speak to our progress as the year moves on and as we see this situation improving.”

Mr. Simmons added, “We are not at all discouraged by these events, and we have many opportunities directly in front of us that are very energizing. We are also well equipped to continue to grow this business with cash in the bank and no debt, while running a profitable operation. So, we believe that the odds are in our favor that we will be much stronger by the fourth quarter.”

About GlobalSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer (MFT) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance.  GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property, and other sensitive documents of any size between supply chain partners and branch offices.  GlobalSCAPE’s products are used by mid-sized and large enterprise companies, including virtually all of the Fortune 100, leading technology, banking, healthcare, and public sector organizations.  Headquartered in San Antonio, TX., GlobalSCAPE is also the developer of CuteFTP, the most popular file transfer protocol application on the market. For more information on our risk-free purchase options, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

Contact:

Earl Posey

VP-Investor Relations/Business Operations

GlobalSCAPE

210-293-7918

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,”  “should,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, filed on March 26, 2008 with the Securities and Exchange Commission.